MORGAN STANLEY SMARTINVEST EQUITY INDEX SUPPLEMENT (To Prospectus dated November 21, 2011)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178081

Morgan Stanley
GLOBAL MEDIUM-TERM SECURITIES, SERIES F
Senior Securities
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Morgan Stanley SmartInvest Equity Index Information
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Investing in the securities involves risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page IS-13 and in the relevant preliminary terms or pricing supplement, the accompanying product supplement and the accompanying prospectus.
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The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this index supplement, the accompanying product supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY October 10, 2013

Table of Contents

Summary of the Morgan Stanley SmartInvest Equity Index	IS-3
Risk Factors	IS-13
Description of Index Methodology	IS-19

We, Morgan Stanley, may from time to time offer and sell securities linked to the Morgan Stanley SmartInvest Equity Index (the “Index”) or to a weighted basket of components that includes the Index.  This index supplement describes the Index to which the securities may be linked, as well as related matters concerning the relationship between Morgan Stanley and the publisher of the Index and the fact that an affiliate of Morgan Stanley is the sponsor of the Index.  Additional terms that will generally apply to the securities are described in the accompanying product supplement or preliminary pricing supplement.

This index supplement supplements the terms described in the accompanying product supplement or preliminary pricing supplement and the accompanying prospectus.  Separate preliminary terms or a separate pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the description of the Index specified below.  If the terms described in the relevant preliminary terms or pricing supplement are inconsistent with those described herein or in any accompanying product supplement or the accompanying prospectus, the terms described in the relevant preliminary terms or pricing supplement will control.  In addition, if this index supplement and any accompanying product supplement contains information relating to the Index to which the securities are linked, the information contained in the document with the most recent date will control.

Summary of the Morgan Stanley SmartInvest Equity Index

Introduction

Current Market Environment
•	Markets are complex
–	Increased number of players and increasingly efficient markets
–	Less arbitrage opportunities
•	Greater dispersion of returns within asset classes, regions and countries
•	Selecting the right assets to generate excess return is key

Proposed Idea: Invest Based on the Publicly Available Stock Selections of US Hedge Fund Managers
•	Invest based on analyzing the publicly available stock selections of hedge fund managers, as disclosed by the hedge funds on their filed Forms 13F
–	Hedge funds have a reputation for often employing sophisticated stock-picking methodologies
–	Often extensive analytical capabilities
–	Growing trend of attempting to use shareholder activism to bolster value (e.g., seeking to use holdings to demand board changes, divestitures)
–	Often hold fewer, concentrated positions

Index Summary

Morgan Stanley SmartInvest Equity Index Overview
•	The Index is a US long-only equity index aiming to invest in stocks that are among the more concentrated reported positions held by hedge funds
•	Index created in 2007 – over 6 years of live performance history
•	Quantitative strategy, rules-based, relying on publicly available information
–
The Index invests in a fixed number of securities quarterly from the S&P 500® Index (Bloomberg ticker: SPX Index) that have high hedge fund ownership by a small number of US hedge funds, as disclosed on Forms 13F filed by hedge fund managers, subject to market capitalization and liquidity filters together with SmartInvest Screens.  The SmartInvest Screens rank and identify securities in the S&P 500® Index for inclusion in the SmartInvest Index.  See “Strategy Summary.”

•	There are two versions of the Index, a Total Return Index (where dividends are reinvested) and a Price Return Index (where dividends are not reinvested)
•
Not a replication of, nor an alternative to, hedge funds, but rather a way to track their publicly available stock selections.  Not a hedge fund and not linked to any hedge fund or group of hedge funds.

•	The Index tracks only 40 stocks at any time, and has volatility and yearly drawdown risks associated with an investment in those U.S. equities
•
The Index uses information reported quarterly on a 45 day trailing basis on Forms 13F and may acquire or track a stock that hedge fund managers are no longer holding.  In addition, filers do not disclose any short positions or provide the rationale for the investment on Form 13F.

Strategy Summary

Track the Publicly Available Stock Selections of Hedge Fund Managers
–	Aim to invest in stocks that are among the more concentrated reported positions held by hedge funds, based on SEC filings

What are the SEC Filings used in the Selection Methodology?
–	Section 13(f) of the Securities Exchange Act of 1934 was passed in order to increase public availability of information regarding the security holdings of institutional investors
–	Section 13(f) requires certain institutional investment managers to report their holdings of certain securities to the SEC on Form 13F

What information does Form 13F contain?
–
Disclosure of, among other things, issuer names; description of the class of security (e.g. common stock, put/call option, class A shares, debt); number of securities owned; and fair market value of securities managed by institutional investment managers

–	Filers do not disclose any short positions or the rationale for any investment on Form 13F

Who files Form 13F?
–	Institutional investment managers that exercise investment discretion over $100 million or more in certain U.S. exchange-traded stocks and certain other exchange-traded instruments must file Form 13F
–	A list of Section 13(f) securities is made available shortly after the end of each calendar quarter on the SEC’s website

When is Form 13F filed?
–	The form has to be filed quarterly, no later than 45 calendar days after the end of March, June, September and December

Invest Based on the Stock Selections Disclosed in Forms 13F
•	Morgan Stanley has devised a proprietary strategy to transform this information into an investment strategy
•	The MS SmartInvest Index methodology uses Form 13F data for stock selection
•	Utilizes a step-by-step process:
–	High hedge fund ownership in percentage terms, but
–
Selects stocks owned by only the smallest number of hedge funds (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter) (i.e. among their more concentrated reported positions)

Overview of Selection Methodology
•	Collate all SEC 13F filings
•	Identify SmartInvest Securities from the S&P 500® Index by applying the following SmartInvest Screens:
•
Screen 1: The S&P 500® stocks that satisfy the market capitalization filter are ranked by the percentage of hedge fund ownership, to create a sub-pool of a predetermined number of stocks.  The market capitalization filter is described in more detail on the following page.

–	A higher percentage of hedge fund ownership is ranked higher than a lower percentage
•	Screen 2: The sub-pool stocks are then ranked based on the sum of the number of hedge fund owners and the number Form 13F filers that have entirely sold down their position in the preceding quarter
–	Stocks that have a small sum of hedge fund owners and Form 13F filer sellers are ranked higher than those that have a large sum
–
The 40 sub-pool stocks with the least number of hedge fund owners (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter) are selected as eligible components of the MS SmartInvest Index, subject to the liquidity filter.  The liquidity filter is described in more detail on the following page.

Illustration of the SmartInvest Screens
Screen 1: Percentage of Hedge Fund Ownership	Screen 2: Sum of the Number of Hedge Fund Owners and the Number of Form 13F Filers That Have Entirely Sold Down Their Position
Within the S&P 500® universe (Hedge Fund holdings vs. others in % terms)

Subject to liquidity and market capitalization filters (please refer to the following page for further information on these filters)

Illustration of the SmartInvest Index Methodology

Define Selection Pool

- S&P 500® Index
- Subject to market capitalization filters. In order to be included in the Selection Pool, a stock must have a market capitalization that exceeds $2 billion (adjusted for then-current market size as compared to 2006).

Apply SmartInvest Screen

- Collate SEC 13F Filings
- Select hedge fund managers' filings
- A predetermined number of stocks are selected and constitute the "Eligible Universe" based on ranking the **percentage of hedge fund ownership**. A higher percentage of hedge fund ownership is ranked higher than a lower percentage.

Select SmartInvest Stocks

- Out of the "Eligible Universe," the 40 stocks that are **held by the least number of hedge funds** (this number includes **every Form 13F filer**, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter) are identified and constitute the "Pre-filter Universe"
- The liquidity filter is then applied to the stocks in the "Pre-filter Universe" to refine the final selection of the 40 stocks constituting the SmartInvest Index. See below.
- Selected stocks are weighted on each quarterly rebalancing date according to relative market capitalization (subject to an individual weight limit of 10%)

Calculate SmartInvest Index

- Calculated daily by S&P
- SmartInvest is available in both Total Return (dividends on the 40 stocks are reinvested) and Price Return (dividends on the 40 stocks are not reinvested)
- Total Return Index ticker: MSIQSMDT
- Price Return Index ticker: MSIQSMDP

Rebalanced Quarterly

The liquidity filter analyzes the trading volume of the stock to determine if it is sufficiently liquid to be included in the Index.  Stocks in the “Pre-filter Universe” that do not pass the liquidity filter are ranked based on a measure of liquidity.  The lowest-ranked stock is removed from the “Pre-filter Universe” and replaced with the highest-ranked stock from the “Eligible Universe” not already selected.  This process is repeated until all 40 stocks constituting the “Pre-filter Universe” pass the liquidity filter.

Simulated and Actual Index Performance

Simulated and Live Performance
•	Index Live Date is March 5, 2007
•
Any performance data prior to the Index Live Date has been calculated retrospectively, based on simulated historical performance.  Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence.   See “Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

Competitive Positioning
•
Track record of outperforming the S&P 500® Total Return Index (Bloomberg ticker: SPTR Index) but with moderately greater volatility.  Past performance (actual or simulated) is not an indicator of future performance.

Use of Simulated Returns

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence.  The results obtained from such back-testing should not be considered indicative of the actual results that might be obtained from an investment in the Index.  The actual performance of the Index may vary significantly from the results obtained from back-testing.  Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance.  Morgan Stanley provides no assurance or guarantee that securities linked to the Index will operate or would have operated in the past in a manner consistent with these materials.  The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations.  In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment.  Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate.  Actual results will vary, perhaps materially, from the simulated returns presented in this index supplement.

The graph below shows the comparison of retrospective and historical performance of the Index with that of the S&P 500® Total Return Index.  Such comparison is for information purposes only.  No assurance can be given that the Index will perform as well as or outperform the S&P 500® Total Return Index in the future; nor can assurance be given that the Index will not significantly underperform the S&P 500® Total Return Index in the future.

The dotted line in the graph above indicates the Index Live Date of March 5, 2007.

Key Statistics (on SmartInvest Total Return Index and S&P 500® Total Return Index)

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	Annualized Mar02-Sep131
Annual Return
SmartInvest	-10.5%	50.4%	29.2%	20.9%	17.6%	-0.6%	-37.7%	48.5%	26.3%	7.4%	22.3%	25.1%	14.3%
S&P 500	-22.2%	28.7%	10.9%	4.9%	15.8%	5.5%	-37.0%	26.5%	15.1%	2.1%	16.0%	19.8%	5.5%
Annual SmartInvest Excess Return vs. S&P 500
Excess Return	11.6%	21.7%	18.4%	16.0%	1.8%	-6.1%	-0.7%	22.0%	11.2%	5.3%	6.3%	5.4%	8.9%
Volatility
SmartInvest	25.8%	17.6%	13.0%	12.7%	13.1%	17.5%	41.0%	31.7%	21.4%	26.6%	14.5%	12.8%	22.5%
S&P 500	27.3%	17.0%	11.1%	10.3%	10.0%	16.0%	41.0%	27.3%	18.1%	23.4%	12.7%	11.3%	20.9%
Risk Adjusted Returns2
SmartInvest	-0.41	2.86	2.25	1.65	1.34	-0.04	-0.92	1.53	1.23	0.28	1.54	1.97	0.64
S&P 500	-0.81	1.68	0.98	0.48	1.57	0.34	-0.90	0.97	0.83	0.09	1.26	1.75	0.26
Maximum Yearly Drawdown
SmartInvest	-26.1%	-13.8%	-9.5%	-6.6%	-13.1%	-15.8%	-50.1%	-25.8%	-16.6%	-20.5%	-10.8%
S&P 500	-33.0%	-23.8%	-7.4%	-7.0%	-7.5%	-9.9%	-47.0%	-36.1%	-15.6%	-18.6%	-9.6%
Source: Bloomberg for the historic closing level of S&P 500® Total Return Index; Morgan Stanley for all other data and calculations
1.  Data range from March 5, 2002 to September 30, 2013.  SmartInvest Index simulated return data from March 5, 2002 to March 5, 2007, actual returns thereafter.
2.  Risk-Adjusted Returns = Annualized return / volatility.

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence.  Past performance (actual or simulated) is not an indicator of future performance.  See “Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

The graph below shows the comparison of retrospective and historical performance of the Index with that of the S&P 500® Index.  Such comparison is for information purposes only.  No assurance can be given that the Index will perform as well as or outperform the S&P 500® Index in the future; nor can assurance be given that the Index will not significantly underperform the S&P 500® Index in the future.

The dotted line in the graph above indicates the Index Live Date of March 5, 2007.

Key Statistics (on SmartInvest Price Return Index and S&P 500® Index)

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	Annualized Mar02-Sep131
Annual Return
SmartInvest	-11.1%	49.3%	28.5%	20.4%	16.5%	-1.3%	-38.3%	46.9%	25.4%	6.5%	21.1%	24.5%	13.5%
S&P 500	-23.2%	26.4%	9.0%	3.0%	13.6%	3.5%	-38.5%	23.5%	12.8%	0.0%	13.4%	17.9%	3.4%
Annual SmartInvest Excess Return vs. S&P 500
Excess Return	12.1%	23.0%	19.5%	17.4%	2.9%	-4.8%	0.2%	23.4%	12.6%	6.6%	7.7%	6.6%	10.1%
Volatility
SmartInvest	25.8%	17.6%	13.0%	12.7%	13.1%	17.5%	41.0%	31.9%	21.4%	26.6%	14.4%	12.8%	22.5%
S&P 500	27.3%	17.0%	11.1%	10.3%	10.0%	16.0%	41.0%	27.3%	18.1%	23.4%	12.8%	11.3%	20.9%
Risk Adjusted Returns2
SmartInvest	-0.43	2.80	2.20	1.61	1.26	-0.07	-0.93	1.47	1.19	0.25	1.46	1.92	0.60
S&P 500	-0.85	1.55	0.81	0.29	1.36	0.22	-0.94	0.86	0.71	0.00	1.05	1.58	0.16
Maximum Yearly Drawdown
SmartInvest	-26.5%	-14.3%	-9.6%	-6.7%	-13.2%	-16.0%	-50.4%	-26.0%	-16.8%	-20.6%	-11.0%
S&P 500	-33.6%	-24.8%	-8.2%	-7.2%	-7.7%	-10.1%	-48.0%	-37.6%	-16.0%	-19.4%	-9.9%
Source: Bloomberg for the historic closing level of S&P 500® Index; Morgan Stanley for all other data and calculations
1.  Data range from March 5, 2002 to September 30, 2013.  SmartInvest Index simulated return data from March 5, 2002 to March 5, 2007, actual returns thereafter.
2.  Risk-Adjusted Returns = Annualized return / volatility.

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence.  Past performance (actual or simulated) is not an indicator of future performance.  See “Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

Historical Index Snapshot
Actual data as of September 5, 2013

Stock	Sector	Percentage of Holding
Cabot Oil & Gas A	Energy	5.48%
Delphi Automotive PLC	Consumer Discretionary	5.32%
IntercontinentalExchange	Financials	4.35%
Fidelity National Information	Information Technology	4.33%
EQT Corporation	Energy	4.29%

Top 3 Sectors

Sector	Percentage of Holding
Consumer Discretionary	27.67%
Financials	21.57%
Energy	14.11%

Market Capitalization Distribution
Source: Morgan Stanley
The Historical Index Snapshot is not an indicator of future holdings of the Index.

Important Information

Key Advantages and Risk Considerations

Key Advantages	Risk Considerations
•      The Index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds
•       The Index is a systematic rules-based strategy with no active management.  See “Risk Factors—Index Sponsor’s Powers.”
•      The Index is transparent and is published on Bloomberg daily.  See “Index Facts” below for the Bloomberg tickers.

•      The Index uses information reported quarterly on a 45 day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding
•      There is no guarantee that the Index will perform as well as or outperform the S&P 500® Index
•      The Index has historically often been more volatile and has had larger maximum yearly drawdowns than the S&P 500® Index
•      As the “Pre-filter Universe” is determined by reference to the stocks in the “Eligible Universe” held by the least number of hedge funds (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter), the Index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds and does not aim to track stocks held by large numbers of hedge funds
•      As the Index invests in fewer companies than are tracked by the S&P 500® Index, the Index is exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index.
•      SEC Forms 13F are limited to long positions only.  Any short positions in any selected stock held by hedge fund managers as part of their investment strategies are not disclosed and will not be taken into account in selecting the stocks that constitute the Index.  In addition, filers do not disclose the rationale for any investment, and so reported investments could be part of a broader strategy and may not reflect a judgment on the intrinsic value of investing in the reported security.
•      Possibility of discontinuation of the requirement of Form 13F filing or the alteration of filing requirements
•      Past performance (actual or simulated)

        cannot be considered as an indication of future Index performance
•      Any performance data prior to the Index Live Date has been calculated retrospectively, based on simulated historical performance.  See “Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”
•      Additional risk considerations can be found on the following pages of this document

Index Facts

Bloomberg Ticker for Total Return Index	MSIQSMDT Index (dividends are reinvested)
Bloomberg Ticker for Price Return Index	MSIQSMDP Index (dividends are not reinvested)
Rebalancing Frequency	Quarterly
Number of Constituents	40 at any time
Index Live Date	March 5, 2007
Currency	USD
Calculation Agent	S&P
Index Sponsor	Morgan Stanley
Weighting	Free Float Market Capitalization (subject to individual stock weight limit of 10%)

Risk Factors

An investment linked to the Index has significant risks.

Prior to making an investment decision on any product, the return of which is linked to the performance of the Index, prospective investors should carefully consider all of the information set out in this document, including these Risk Factors. The Risk Factors set out below are not exhaustive.  There may be other risks that a prospective investor should consider that are relevant to its particular circumstances or generally.  In addition, please refer to the applicable offering documents for a complete description of risk considerations, disclosures and other important information relating to an investment linked to the Index.

Each investor will be solely responsible and must have sufficient knowledge, experience and professional advice to make its own evaluation of the merits and risks of any investment in respect of the Index.

GENERAL RISK FACTORS

Reliance on Information: Unless otherwise stated, all calculations are based on information obtained from various publicly available sources.  Both Morgan Stanley and the Calculation Agent have relied on these sources and have not independently verified the information extracted from these sources.  Neither Morgan Stanley nor the Calculation Agent shall be liable in any way for any calculations it performs in reliance of such information.  The information used to undertake the selection procedure will be the most up-to-date information available.  However, in some cases, the valuation information used to select securities/underlying assets may have been published several months prior and may not reflect the performance at the time of the selection procedure.

Research: Morgan Stanley may also issue research reports on securities that are, or may become, constituents of the Index. These reports are entirely independent of the Calculation Agent’s obligations hereunder.  Morgan Stanley will be under no obligation to make any adjustments to the Index or a strategy to reflect any change in outlook by Morgan Stanley Research.

In addition, Morgan Stanley and our affiliates may publish research from time to time on financial markets, the Index (including the strategy of the Index), the inclusion of underlying securities in the Index and other matters that may influence the value of products linked to the Index, or express opinions or provide recommendations that are inconsistent with purchasing or holding products linked to the Index.  Any research, opinions or recommendations expressed by Morgan Stanley or our affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in products linked to the Index.

INDEX RISK FACTORS

Proprietary and Rules-Based Index: The Morgan Stanley SmartInvest Index (the “Index”) is quantitative and rules-based and may not yield future positive performance.  It follows a rules-based proprietary strategy that operates on the basis of pre-determined rules.  There can be no assurances that the methodology will yield positive performance in all economic conditions and past performance of the Index (actual or simulated), is not an indication of future performance.  Accordingly, potential investors in products which are linked to the performance of the Index should determine whether those rules are appropriate in light of their individual circumstances and investment objectives and ensure that they understand the mechanics of the Index.  Potential investors should consult with their legal, business and tax advisers to determine the consequences of investing in a product linked to the Index.

No Shareholder Rights: The Index takes a long position in certain selected stocks that are components of the S&P 500® Index (the “Underlying Assets”). However, investors will not have any claim against any of the Underlying Assets that comprise the Index.

Index Performance Consideration: There is no guarantee that the Index will have positive performance or will outperform benchmark indices.  In addition, any investment linked to an Index may not necessarily be the same as an investment in the constituents of that Index.  Past performance (actual or simulated) is not indicative of future performance.  There are only 40 stocks in the Index at any one time and any sector diversification does not eliminate the exposure to the downside risk of each individual asset.  Prospective investors should be aware that the Index performance is not only related to the composition of assets, but also related to the application of the strategy and rules that determine the selection of certain underlying securities from time to time.  The parameters deployed by the rules influence Index performance.  Prospective investors should note that certain specifications of the Index including, but not limited to, underlying security selection criteria and rebalancing window are pre-determined parameters.

As the “Pre-filter Universe” is determined by reference to the stocks in the “Eligible Universe” held by the least number of hedge funds (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter), the Index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds and does not aim to track stocks held by large numbers of hedge funds.

In addition, the Index invests in only 40 stocks at any one time.  As a result of investing in a smaller number of stocks compared to benchmark indices such as the S&P 500® Index, the Index has historically often been more volatile than benchmark indices.  It has also tended to have larger maximum yearly drawdowns than the S&P 500® Index.

Moreover, as the Index invests in fewer companies than are tracked by the S&P 500® Index, the Index is exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index.

Basis Risk: When considering any investment, the return of which is linked to the performance of the Index, prospective investors should be aware that the level of the Index can go down as well as up and that the performance of the Index and its underlying securities in any future period may not mirror its past performance when assessing the simulated historical performance of the Index.  The performance of the Index is not expected to reflect the performance of each of the underlying securities and is not expected to reflect the overall performance of the S&P 500® Index.  The Index level could be lower than a weighted investment in each of the underlying securities.

Underlying Security Selection Criteria: The selection of the underlying securities follows a pre-determined set of criteria, including their ownership by hedge fund managers and their liquidity.  A Morgan Stanley entity that acts as the hedging entity for a structured product that is linked to the performance of the Index will enter into hedging transactions in order to provide the return of the Index.  When such hedging transactions are or will be disrupted or affected by any regulatory changes, the Index Sponsor would need to adjust the selection criteria accordingly.

Use of Information Disclosed on Forms 13F: The Index seeks to invest in stocks based on the publicly available filings on Form 13F by hedge fund managers.  Filers of Form 13F are not required to disclose all of their holdings of securities on such form.  For example, filers need only disclose certain securities, sometimes referred to as “Section 13(f) securities,” a list of which is published by the SEC.  In addition, filers do not disclose any short positions on Form 13F, nor are such positions subtracted from long positions in the same security.  As a result, the holdings of securities disclosed on any hedge fund manager’s Form 13F will likely not reflect the actual holdings of securities by that hedge fund manager.  Consequently, the strategy does not take into account all of the positions that might be held by hedge fund managers.  In addition, filers do not disclose the rationale for any investment, and so reported investments could be part of a broader strategy and may not reflect a judgment on the intrinsic value of investing in the reported security.

Forms 13F are required to be filed within 45 days of the end of each calendar quarter.  As a result, the Index uses information reported quarterly on a 45 day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Only institutional investment managers that exercise investment discretion over $100 million or more in Section 13(f) securities must file Form 13F.  The Index will not take into account any stock selections of any investment manager that does not satisfy this criteria and is therefore not required to file Form 13F.

In constituting the “Pre-filter Universe,” the Index takes into account positions entirely sold down by any Form 13F filer, whether or not a hedge fund.  As a result, positions of Form 13F filers that are not hedge funds may affect the stocks in which the Index invests.

Changes to Form 13F Requirements: It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely.  In this case, the Index Sponsor will cease publication of the Index.

Index Publication: The Index Sponsor will use reasonable efforts to publish the Index level in respect of each Index Business Day as soon as reasonably practicable thereafter.  A published Index level will not be altered or amended unless it is necessary to correct a manifest error.  The Index Sponsor accepts no liability to any person for any publication, suspension of publication or non-publication of the Index level for any period of time or in any place.

Market Factors and Equity Volatility: The underlying securities are publicly-traded on the relevant exchanges and markets. Prospective investors should be experienced with respect to transactions in investments with a value derived from the underlying securities.  The prices, volatility and liquidity of the underlying securities may vary over time and may increase or decrease by reference to a variety of factors which may include (but not be limited to) political policies, change in law, corporate actions, macroeconomic factors and speculation.  This market risk may cause high volatility of the underlying securities and may have a negative effect on the Index level.

Index Sponsor’s Powers: The application of the methodology described herein by the Index Sponsor shall be conclusive and binding.  However, the Index Sponsor may supplement, amend (in whole or in part), revise or withdraw these rules at any time if it has a valid reason for doing so.  Such a supplement, amendment, revision or withdrawal may lead to a change in the way the Index is calculated or constructed and may affect the Index in other ways, including future performance.  Without prejudice to the generality of the foregoing, the Index Sponsor may determine that a change to the rules is required or desirable in order to optimize the Index methodology in accordance with the objectives of the Index, or to address an error, ambiguity or omission, to take into account any prevailing regulatory or judicial requirements or developments, to reflect any new industry guidance or to proportionately reflect other legitimate cost increases or reductions associated with providing the Index.  The Rules may change without prior notice.  All of the above may affect the value of the Index and the value of any financial products linked to the Index.

The Index Sponsor shall have the right, in its sole discretion, to cease compiling, calculating and publishing values of the Index if, at any time, the Index Sponsor determines that the Index no longer meets or will not be capable of meeting the criteria established by the Index Sponsor or otherwise determines that the Index shall no longer be calculated.  The Index Sponsor and Index Calculation Agent have no obligation to take into account the considerations of any other person when making any such adjustments and have no obligation to inform any person of such modification or change.

The Index Calculation Agent is responsible for compiling and calculating the Index pursuant to the rules.  The Index Sponsor retains the discretion to appoint an alternative Index Calculation Agent.  The Index Sponsor retains the final discretion as to the manner in which the Index is calculated and constructed.  Furthermore, the Index Sponsor has the final authority on the interpretation and application of the rules.

Calculations and Determinations by the Index Calculation Agent: The Index Calculation Agent’s calculations and determinations in relation to the Index shall be binding on all parties in the absence of manifest error.  No party (whether the holder of any financial product linked to the Index or otherwise) will be entitled to proceed (and agrees to waive proceedings) against the Index Calculation Agent in connection with any such calculations or determinations or any failure to make any calculations or determinations in relation to the Index.  For so long as the Index Calculation Agent calculates the Index, calculations and determinations by the Calculation Agent in connection with the Index will be made in reliance upon the information of various sources.  The Index Calculation Agent does not accept any liability for loss or damage of any kind arising from the use of such information in any such calculation or determination.

Morgan Stanley Conflicts of Interest: Morgan Stanley is acting as the Index Sponsor.  Morgan Stanley and its affiliates may from time to time engage in transactions involving the underlying securities for their proprietary accounts and/or for accounts of their clients, may act as market maker in such securities and/or be providing underwriting, banking, advisory or other services to the issuers of such securities.  Such activities may not be for the benefit of the holders of investments related to the Index and may have a negative effect on the value of the underlying securities and consequently on the value of the Index.  In addition, Morgan Stanley and its affiliates may from time to time act in other capacities, such as the issuer of investments or the advisor thereof. Morgan Stanley and its affiliates may also issue or enter into derivative instruments in respect of such investments and/or the underlying securities, including with certain providers of exchanged traded products, and the use of such derivatives may consequently affect the value of the underlying securities of the Index.

Morgan Stanley or one or more of its subsidiaries may carry out hedging activities related to the Index (and possibly to other instruments linked to the Index, or to any of the underlying securities), including trading in the underlying securities as well as in other instruments related to the Index.  Some of Morgan Stanley’s subsidiaries also trade the underlying securities and other financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities could adversely affect the value of the Index.

Such activities may present conflicts of interest which may affect the level of the Index.  In acting in any of these capacities, Morgan Stanley or its affiliates are not obliged to take into account the interests of any person including (but not limited to) investors in products linked to the Index.

Index Performance Data – Retrospective Index Calculation: The Index has been retrospectively calculated by the Index Calculation Agent on a hypothetical basis for the period from March 5, 2002 to March 5, 2007, using the same methodology as described herein.  The retrospective calculation of the Index is purely hypothetical and may not be an accurate or meaningful comparison.  The actual performance of the Index may vary significantly from the results obtained from back-testing.  Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance.  Morgan Stanley makes no representation as to the suitability of data used as a basis for the retrospective calculation of the Index.  All prospective investors should be aware that a retrospective calculation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective calculation and that as a result the comparison is purely hypothetical.  The methodology and the strategy used for the calculation and retrospective calculation of the Index have been developed with the advantage of hindsight.  In reality, it is not possible to invest with the advantage of hindsight and therefore this performance comparison is purely theoretical.  In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment.

Index Market Disruption Event: The Index is subject to certain adjustment and disruption events, including but not limited to trading disruption of the underlying securities, index disruption of the S&P 500® Index and certain corporate actions of the issuers of the underlying securities and any other situations in which it is difficult or even impossible for the Index Sponsor and/or the Index Calculation Agent to rebalance, calculate and/or publish the Index or for a financial product issuer to carry out hedging arrangements in relation to any financial product linked to the Index.  As a consequence, the Index Sponsor may exercise an amount of discretion in relation to the Index (including the right to cancel the Index, change the published methodology or make adjustments to the composition of the Index) and the exercise of such discretion may have an adverse impact on the Index level and any financial products linked to the Index.

No Active Management: The Index is quantitative and is not actively managed by Morgan Stanley or its affiliates (the “Morgan Stanley Group”) or any third party.  The Morgan Stanley Group is not acting as a fiduciary for, or an advisor to, any investor in respect of the Index.

Not a Hedge Fund and Not the Same as Investing in a Hedge Fund or a Group of Hedge Funds: Hedge fund investors and corporate buyers are numerous and they use extremely varied approaches to investing.  The Index does not track hedge funds and does not constitute a hedge fund replication strategy.  The SmartInvest Screens rank and identify securities in the S&P 500® Index that are, or have been, held by hedge funds in concentrated reported positions for inclusion in the Index.  However, the SmartInvest Screens do not attempt to, and cannot in any way, replicate investing in any hedge fund or group of hedge funds.  As a consequence, investing in the Index and the returns you might obtain, are not at all equivalent to an investment in a hedge fund or similar fund.  Morgan Stanley may advise hedge funds on strategies and metrics that are not used to determine the Index.  Even if Morgan Stanley determines that hedge funds using other strategies or metrics are successful, it will have no obligation to revise the Index methodology.

Lack of Diversification: The Index is derived from a predetermined subset of stocks and may be focused exclusively on one geographic region or may be more concentrated in specific industry sectors or categories.  The Index typically includes fewer stocks than benchmark equity indices and has no geographical or sector concentration limits.  As a result, the Index is likely to be less diversified than comparable benchmark indices.

Fixed Strategy: The Index use a pre-defined, objective stock selection process that differs from an actively managed strategy in that the component stocks will change only if required by the selection criteria and only at each quarterly rebalancing.  The Index methodology is fixed and will not change over time even if the Index underperforms the benchmark indices.  Accordingly, the Index is not actively managed to adjust to changing business, financial, geopolitical or other conditions, as would the investment process of a private equity investor or corporate buyer.

“S&P®” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”).  The Index is not sponsored, endorsed, or promoted by S&P.  S&P make no representations or warranties to the owners of any investment linked to the Index or any member of the public regarding the advisability of any investment linked to the Index.  S&P has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the Index.

Description of Index Methodology

The Morgan Stanley SmartInvest Equity Index (the “Index”) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley.  The Index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F.  The Index is calculated, published and rebalanced by Standard & Poor’s Financial Services LLC as index calculation agent.  The inception date for the Index is March 5, 2007.  The Index is not a replication of, nor an alternative to, hedge funds.  The Index is not a hedge fund and not linked to any hedge fund or group of hedge funds.

Section 13(f) of the Securities Exchange Act of 1934 requires certain institutional investment managers to report their holdings of certain exchange-traded securities to the Securities and Exchange Commission on Form 13F.  Form 13F requires disclosure of, among other things, issuer names; description of the class of security (e.g. common stock, put/call option, class A shares, debt); number of securities owned; and fair market value of securities managed.  Filers do not disclose any short positions or the rationale for the investment on Form 13F.

Determination of the “Selection Universe”

In order to qualify for inclusion in the Index, a security must meet the following selection universe requirements on the quarterly selection date.  The selection dates are the first business day of each March, June, September and December.

•	The security must be a constituent of the S&P 500® Index.
•	Ownership information for the security must be available through Form 13F filings.
•
The issuer of the security must have a market capitalization that exceeds $2 billion times (the closing level of the S&P 500® Index on the prior Trading Day divided by its closing level on December 29, 2006).  This adjusts $2 billion for then-current market size as compared to 2006.

Selection Procedure

The components of the Index are selected based on the following steps:

Determination of the “Eligible Universe”

A third-party service provider collects all Form 13F filings.

The securities constituting the selection universe are ranked according to the proportion of shares owned by hedge funds as a percentage of total shares outstanding.  A higher percentage of hedge fund ownership is ranked higher than a lower percentage of hedge fund ownership.

Of the securities constituting the selection universe, a predetermined number of the highest ranked securities are selected to be part of the eligible universe.  If two or more securities are equally ranked, the tied securities are ranked by market capitalization, with a higher market capitalization ranked higher than a lower market capitalization.

The Index uses information reported quarterly on a 45 day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Determination of the “Pre-filter Universe”

The securities constituting the eligible universe are then ranked according to the sum of the following two numbers:

•	the number of hedge funds that own the security. Ownership by a smaller number of hedge funds is ranked higher than ownership by a larger number of hedge funds; and
•	the number of filers of Form 13F that have entirely sold down their position in the security between such filers’ prior Form 13F filings and the latest available Form 13F filings for such filers.

Of the securities constituting the eligible universe, the 40 highest ranked securities are selected to be part of the pre-filter universe.  If two or more securities are equally ranked, the tied securities are ranked by the proportion of shares owned by all hedge funds to the total shares outstanding, with a higher proportion of shares owned by hedge funds ranked higher than a lower proportion of shares owned by hedge funds.

The Liquidity Filter

A liquidity filter is then applied to the securities constituting the pre-filter universe.  The liquidity filter analyzes the trading volume of each security to determine if it is sufficiently liquid to be included in the Index.

A security passes the liquidity filter if its historic average daily turnover is higher than its target average daily turnover.  Historic average daily turnover is calculated on each selection date as the quotient of (i) the sum of the products of the weekly average daily volume of the security and the weekly average daily closing price of such security for the thirteen weeks preceding and excluding such selection date and (ii) 13.  Target average daily turnover is calculated on each selection date as the quotient of (i) the product of the “investment level” on such selection date and the pre-filter weight of the security and (ii) 33%.  Investment level is calculated on each selection date as $250 million times (the closing level of the S&P 500® Index on the prior Trading Day divided by its closing level on December 29, 2006).  This adjusts $250 million for then-current market size as compared to 2006.  Securities in the pre-filter universe that do not pass the liquidity filter are ranked based on a measure of liquidity.  The lowest-ranked security is removed from the pre-filter universe and replaced with the highest-ranked security from the eligible universe not already selected.  This process is repeated until all 40 securities constituting the pre-filter universe pass the liquidity filter.

The securities that constitute the pre-filter universe and satisfy the liquidity filter are index components.  The component weights of the index components are determined on the basis of their relative free-float market capitalization, subject to a maximum weight of 10%.

Rebalancing

The selection procedure described above is carried out by the index calculation agent on each selection date to determine changes to the composition of the Index to be implemented on the next rebalancing date.  The rebalancing dates are the third business day of each March, June, September and December, subject to postponement for non-Trading Days or certain Index Market Disruption Events (as defined below).

The number of index shares of each index component to be included in the Index is calculated on each quarterly rebalancing date on the basis of its component weight.  The rebalancing will be effective on the next rebalancing effective date.  The rebalancing effective dates are the first scheduled Trading Day succeeding the rebalancing date.

Quarterly Periodic Review

Form 13F has to be filed quarterly, no later than 45 calendar days after the end of March, June, September and December.  Each quarterly periodic review uses Forms 13F filed for the most recent period.  For example, positions disclosed in a Form 13F for the period ending December will be filed around mid-February, and these data will be used to determine the eligible universe for the next March selection date.  No data from filings for an earlier filing period are used in determining the selection universe.

Index Calculation

There are two versions of the Index, a Total Return Index (where dividends are reinvested) and a Price Return Index (where dividends are not reinvested).  The level of both versions of the Index was set at 1,000 on the index base date, March 5, 2002.  The live date for both versions of the Index is March 5, 2007.  The Index is calculated on an end-of-day basis, except in the event of certain Index Market Disruption Events (as defined below), and is based on the component weights and related index shares and the closing prices of the index components.  Both the Total Return Index and the Price Return Index are expressed in U.S. dollars, with the Total Return Index reinvesting a percentage of declared dividends.

Adjustments

From time to time, there may be situations requiring adjustments to the Index outside of a scheduled quarterly periodic review to ensure that the Index continues to reflect, as closely as possible, the value of the index components.

It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely.  In this case, the Index Sponsor will cease publication of the Index.

Index Market Disruption Events

“Index Market Disruption Event” means (a) (i) the occurrence or existence, as determined by the index calculation agent in respect of any index component, of (A) a material suspension of or limitation imposed on trading by the primary exchange on which such index component is listed or traded (the “relevant exchange”), (B) any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for such index component on the relevant exchange during the one hour period preceding the scheduled weekday closing time of such exchange, or (C) the closure of the relevant exchange prior to its scheduled weekday closing time unless it is announced at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on such exchange and (y) the submission deadline for orders to be entered into such exchange system for execution at the scheduled weekday closing time of such exchange and (ii) the aggregate of any and all such disrupted index components comprises 20% or more of the Index; or

(b) the occurrence or existence, as determined by the index calculation agent, in respect of futures or options contracts relating to the Index, of (i) a material suspension or limitation imposed on trading by an exchange or quotation system where trading has a material effect on the overall market for futures or options contracts relating to the Index (the “related exchange”) during the one hour period preceding the scheduled weekday closing time of such exchange, (ii) any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for such futures or contracts related to the Index on any related exchange during the one hour period preceding the scheduled weekday closing time of such exchange, or (iii) the closure of the related exchange prior to its scheduled weekday closing time unless it is announced at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on such exchange and (y) the submission deadline for orders to be entered into such exchange system for execution at the scheduled weekday closing time of such exchange.

For the purposes of determining whether an Index Market Disruption Event exists in respect of an index component at any time, if an Index Market Disruption Event occurs in respect of such index component at that time, then the component weight of that index component to the Index shall be based on a comparison of the portion of the Index attributable to that index component to the overall Index, in each case using the weighting of the index component as published by the index calculation agent as part of the market opening data.

In the event of an Index Market Disruption Event, the closing value of the Index shall not be calculated on such day, provided that if an Index Market Disruption Event continues for a period of eight scheduled trading days then the closing value of the Index will be calculated by the index calculation agent based on prevailing market conditions, the last reported closing price of the relevant index components and other conditions that the index calculation agent determines relevant.

If an Index Market Disruption Event occurs on a rebalancing date, the index calculation agent shall make determinations and/or adjustments it considers appropriate to calculate the closing value of the Index by reference to prevailing market conditions and the last available price of the relevant index components, or may instead select an alternate date for such rebalancing date.